Exhibit 99.1
News Release

BOARDWALK ANNOUNCES FIRST QUARTER 2009 RESULTS

HOUSTON, April 27, 2009 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the first quarter ended March 31, 2009, which included the following:

−	Operating revenues of $223.4 million, a 13% increase from $197.3 million in the comparable 2008 period;

−	Net income of $52.0 million, a 41% decrease from $88.1 million in the comparable 2008 period; and

−	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $125.2 million, a 6% decrease from $133.8 million in the comparable 2008 period.

The Partnership’s revenues for the quarter were higher than the comparable period in 2008 from transportation revenues associated with the expansion projects.  However, transportation revenues, excluding fuel, from the expansion projects were approximately $12.0 million lower than anticipated due to operating those pipelines at reduced pressures following the discovery of anomalies in certain joints of pipe.  The revenue increase was more than offset by higher expenses related to the expansion projects, such as depreciation and property taxes, which reduced net income for the quarter as compared to the 2008 period.  In addition, net income was lower due to increased operation and maintenance expenses resulting from major maintenance projects and higher interest expense due to an increase in outstanding debt balances and lower capitalized interest.

Net income and EBITDA for the 2008 period were favorably impacted by an $11.2 million contract settlement gain and a $3.1 million mark-to-market gain related to certain derivatives associated with the expansion projects.

Capital Program

Expansion and growth capital expenditures were $292.7 million for the quarter ended March 31, 2009.  This includes the following for the Partnership’s pipeline expansion projects (in millions):

	First Quarter	Inception to Date
Southeast Expansion	$28.2	$735.5
Gulf Crossing Project	115.1	1,518.6
Fayetteville and Greenville Laterals	118.8	803.0
Total expansion capital expenditures	$262.1	$3,057.1

In the first quarter 2009, the Partnership completed the compression associated with the Southeast Expansion and the initial construction of the Gulf Crossing Project and the Fayetteville and Greenville Laterals.  Additional compression facilities are expected to be constructed for the Gulf Crossing Project and Fayetteville and Greenville Laterals, which are expected to be placed in service in 2010.  The additional compression for the Gulf Crossing Project remains subject to regulatory approval.

Additionally, in the first quarter 2009, the Partnership signed shipper agreements for approximately 0.4 Bcf of capacity that will support expanding the Partnership’s system in the Haynesville production area in Louisiana.  This project will consist of adding compression facilities to the Partnership’s Gulf South system at an estimated cost of up to $200.0 million.

Cost and timing estimates for the expansion projects are subject to a variety of risks and uncertainties, including obtaining regulatory approvals, adverse weather conditions, delays in obtaining key materials, shortages of qualified labor and escalating costs of labor and materials.

Maintenance capital expenditures were $9.2 million for the quarter ended March 31, 2009.

Net Income Per Unit

In the first quarter 2009, the Partnership began applying the provisions of EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships, which provides that net income for the current period be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit.  Any residual amount representing undistributed net income (or loss) is assumed to be allocated to the various ownership interests in accordance with the contractual provisions of the partnership agreement.

Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (IDRs) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in undistributed net income or losses.  Accordingly, undistributed net income is assumed to be allocated to the other ownership interests on a pro rata basis, except the class B units for which participation in net income is limited to $0.30 per unit per quarter.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the quarter ending March 31, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$52.0
Declared distribution	86.8	$75.1	$6.9	$4.8
Assumed allocation of undistributed net loss	(34.8)	(29.7)	(4.4)	(0.7)
Assumed allocation of net income	$52.0	$45.4	$2.5	$4.1
Weighted average units outstanding		154.9	22.9
Net income per unit		$0.29	$0.11

As a result of applying the provisions of EITF No. 07-04, net income per unit for the first quarter 2008 has been adjusted from $0.60 per common and subordinated unit, as originally reported using the provisions of EITF Issue No. 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, to $0.68 per common and subordinated unit.  The following table provides a reconciliation of net income and the assumed allocation of net income to the common and subordinated units for purposes of computing net income per unit for the quarter ending March 31, 2008 (in millions, except per unit data):

	Total	Common Units	Subordinated Units	General Partner and IDRs
Net income	$88.1
Declared distribution	60.5	$42.2	$15.4	$2.9
Assumed allocation of undistributed net income	27.6	19.8	7.2	0.6
Assumed allocation of net income	$88.1	$62.0	$22.6	$3.5
Weighted average units outstanding		90.7	33.1
Net income per unit		$0.68	$0.68

Conference Call

The Partnership has scheduled a conference call for April 27, 2009, at 9:00 a.m. EDT, to review the first quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 901-5213 for callers in the U.S. or (617) 786-2962 for callers outside the U.S. The PIN number to access the call is 47560613.

Replay

An audio replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):
	For the Three Months Ended March 31,
	2009	2008
Net Income	$52.0	$88.1
Income taxes	0.3	0.3
Depreciation and amortization	46.4	27.4
Interest expense	26.6	19.0
Interest income	(0.1)	(1.0)
EBITDA	$125.2	$133.8

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP, and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 160 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership and its predecessor with the Securities and Exchange Commission. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Operating Revenues:
Gas transportation	$200.9	$176.5
Parking and lending	7.4	5.1
Gas storage	13.6	10.7
Other	1.5	5.0
Total operating revenues	223.4	197.3

Operating Costs and Expenses:
Fuel and gas transportation	15.7	15.9
Operation and maintenance	30.8	24.9
Administrative and general	28.9	25.2
Depreciation and amortization	46.4	27.4
Contract settlement gain	-	(11.2)
Asset impairment	-	1.4
Net loss on disposal of operating assets and related contracts	0.9	0.2
Taxes other than income taxes	22.1	12.0
Total operating costs and expenses	144.8	95.8

Operating income	78.6	101.5

Other Deductions (Income):
Interest expense	26.6	19.0
Interest income	(0.1)	(1.0)
Miscellaneous other income, net	(0.2)	(4.9)
Total other deductions	26.3	13.1

Income before income taxes	52.3	88.4

Income taxes	0.3	0.3

Net income	$52.0	$88.1

Net Income per Unit:	For the Three Months Ended March 31,
Basic and diluted net income:	2009	2008

Common units (a)	$0.29	$0.68
Class B units	$0.11	$-
Subordinated units (a)	$-	$0.68

Cash distribution to common and subordinated units (a)	$0.48	$0.46
Cash distribution to class B units	$0.30	$-
Weighted-average number of units outstanding:
Common units (a)	154.9	90.7
Class B units	22.9	-
Subordinated units (a)	-	33.1
(a) All of the 33.1 million subordinated units converted to common units on a one-for-one basis in November 2008.

SOURCE:                      Boardwalk Pipeline Partners, LP

Contact:                        Boardwalk Pipeline Partners, LP
                                       Jamie Buskill, 713-479-8082
                                       Senior VP, Chief Financial Officer and Treasurer

                                       Or

                                       Allison McLean, 866-913-2122
                                       Investor Relations